UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Energy XXI (Bermuda) Limited
(Exact Name of Registrant as Specified in its Charter)

Bermuda (State of incorporation or organization)	98-0499286 (IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda (Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, $0.001 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

We are authorized to issue up to 400,000,000 shares of our common stock, par value $0.001. As of July 27, 2007, there were 84,219,406 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is validly issued, fully paid and non-assessable.

We are also authorized to issue up to 2,500,000 preference shares, par value $0.001. No preference shares have been issued. If preference shares are issued, they may be subject to redemption by the company upon certain events or on given dates as set forth in resolutions of the Board of Directors authorizing the issuance of such preference shares. Such shares may also have such preferred dividend, voting, return of capital or the rights as the Board of Directors may determine. As a result, the Board of Directors could authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a change in control of the company.

Item 2.	Exhibits.

Under the "Instructions as to Exhibits" Section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENERGY XXI (BERMUDA) LIMITED

July 30, 2007	By:	/s/ David West Griffin

David West Griffin Chief Financial Officer